Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and Release (this “Agreement”) is made and entered into between the undersigned Stephen W. Olsen (referred to herein as “you” or “your”) and Orchard Supply Hardware Stores Corporation (“Orchard” or the “Company”).

1. Separation. Your last day of work with the Company and your employment termination date will be February 2, 2013 unless you voluntarily provide the Company notice of an earlier termination date (such termination date, the “Separation Date”). You acknowledge and agree that between the date hereof and the Separation Date you will continue to be an employee of the Company in a non-executive capacity and be available to the Company to perform general consulting services on an “as needed basis”. In exchange for the promises set forth herein, including your continued employment with the Company through the Separation Date, the Company agrees to provide you with the following payments and benefits to which you are not otherwise entitled. You acknowledge and agree that the compensation and other matters provided herein are adequate legal consideration for the promises and representations made by you in this Agreement.

2. Severance Benefits. In exchange for your promises in this Agreement, the Company will make severance payments equal to nine (9) months of your base salary in effect on the Separation Date, divided and payable in equal installments on the Company’s regular pay days, over a period of nine (9) months following the Separation Date (the “Severance Period”). For example, if your Separation Date is February 2, 2013, and you have signed both this Agreement and the additional release attached as Exhibit A hereto (the “Additional Release”), and you have not revoked either such that they have both become effective and enforceable, you will receive severance payments through November 2, 2013 with the last severance check being issued on November 9, 2013. These payments will be made, subject to standard payroll deductions and withholdings, on the Company’s ordinary payroll dates starting with the first pay date after the Separation Date, provided this Agreement and, at the appropriate time, the Additional Release, have been signed by you and become effective and enforceable by their terms, without your revocation within the applicable revocation period. The foregoing payments are collectively referred to herein as the “Severance”. The Company’s obligation to pay Severance is expressly conditioned upon your execution and delivery to the Company of this Agreement within the time permitted, and the Additional Release in the form attached hereto as Exhibit A and expiration of your right to revoke it (the “Additional Release Effective Date”). You understand that this Agreement is intended to be entered immediately (subject to the 21 day consideration period and 7 day revocation period described in Paragraph 11), and that the Additional Release is intended to be entered on or after the Separation Date.

3. Health Insurance. Subject to the terms and conditions of the federal COBRA law and/or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice of your COBRA rights. If you timely elect continued coverage under COBRA, the Company, as part of this Agreement, will pay your COBRA premiums, or if prevented from doing so by law, the cash equivalent in nine monthly installments, through November 30, 2013.

4. Outplacement Services. In further consideration of this Agreement, the Company agrees to provide you with an outplacement service fee of $16,000, net of applicable taxes, to be paid within ten business days of the Separation Date.

5. Incentive Stock Option Plan. The Company granted you an option to purchase shares of the Company’s Class A Common Stock (the “Option”) under the Company’s Equity Incentive Plan (the “Plan”). Under the terms of the Plan, you may exercise any shares that were vested as of the Separation Date for ninety (90) days after the Separation Date (the “Exercise Deadline”), after which time the Option will terminate. If you wish to exercise any vested shares, you must elect to do so in writing on or before the Exercise Deadline (the “Exercise Notice”), and tender a check in the amount of the exercise price for any vested shares you are purchasing with your Exercise Notice. The Exercise Notice will be irrevocable unless otherwise agreed by the Company and, if you are purchasing less than the total number of vested shares, will immediately terminate the Option as to any remaining shares.

6. Annual Incentive Plan. Upon your Separation Date, your entitlement to any award under the applicable annual incentive plan (“AIP”) sponsored by Orchard shall be determined in accordance with the terms and conditions of the AIP document regarding termination of employment.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and will not receive any additional compensation, bonus, severance or benefits after the Separation Date, other than accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

8. Release of Claims. In exchange for the severance benefits and other consideration under this Agreement to which you would not otherwise be entitled, you, on behalf of yourself, your descendants, ancestors, dependents, heirs, executors, administrators, personal representatives, assigns, and successors, past and present, and each of them, hereby fully release, acquit and forever discharge the Company and its officers, directors, employees, stockholders, representatives, agents, attorneys, insurers, successors, assigns and affiliates, past and present, and each of them, in their individual and business capacities, (collectively the “Released Parties”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to fringe benefits, stock, stock options or any other ownership interest in the Company (including claims for fraud, misrepresentation, breach of fiduciary duty, or breach of any duty imposed by state corporate or federal securities laws), severance pay,; and claims for damages, attorneys’ fees, costs or other relief pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, alleged violations of the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Civil Rights Act of 1991; the Employee Retirement Security Act of 1974; the Worker Adjustment and Retraining Notification Act; those provisions of the California Labor Code which may lawfully be released; the California Business & Professions

Code; the California Fair Employment and Housing Act, as amended; tort law, contract law, common law, public policy and the law of wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; any claim under any other federal, state or local law, regulation or ordinance which may lawfully be released; any claim for costs, fees or other expenses including attorneys’ fees incurred in any of these matters (collectively, “Released Claims”).

a.	You expressly waive your right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by you or on your behalf, related in any way to the matters released herein.

b.	The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as your right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of your release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

c.	You represent that, as of the date of this Agreement, you have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency regarding the matters released in this Agreement.

d.	You represent and warrant to the Company that there are no other individuals or entities to whom or to which you have assigned any of the Released Claims and you are the sole and lawful owner of all right, title and interest in and to the Released Claims.

9. Section 1542 Waiver. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

(1)	“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims that you may have against the Company.

10. ADEA Waiver. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). You are advised to consult with an attorney before executing this Agreement. You acknowledge and agree that you have read and understand this Agreement and by signing below you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims you may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement, and this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement and you have obtained and considered such legal counsel as you deem necessary; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (e) your revocation must be in writing and received by the Senior VP , Human Resources on or before the seventh day in order to be effective; and (f) this Agreement will not be effective until the date upon which the revocation period has expired and you have not revoked your acceptance, which will be the eighth day after this Agreement is executed by you (“Effective Date”).

11. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

12. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer- recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

13. Proprietary Information Obligations. You acknowledge your continuing obligations not to use or disclose any confidential or proprietary information of the Company except as necessary to perform your authorized duties on behalf of the Company, without prior written authorization from a duly authorized representative of the Company. You further acknowledge that, prior to the execution of this Agreement you did not at any time improperly use or reveal, either directly or indirectly, to any unauthorized person, company, business, firm or any other entity, any trade secret or any confidential or proprietary information about the Company, including but not limited to any confidential information about the Company’s service, its customers or its methods of doing business.

14. Non-Solicitation of Employees. In order to protect the Company’s confidential proprietary information, including its trade secrets, during the remainder of your employment and for nine (9) months following your Separation Date, you agree that you will not interfere with the Company’s business by, directly or indirectly, soliciting or encouraging any person to leave her/his employment with Orchard.

15. Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and will not to make derogatory statements about them, either written or oral, to any third party, and will not encourage others to make derogatory or disparaging statements about them on your behalf; provided, however that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

16. Cooperation. For the remainder of your employment and after the Separation Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, or other matters arising from events, acts or failures to act which occurred during the time period in which you were employed by the Company. Cooperation includes, without limitation, making yourself available upon reasonable notice at the Company’s request for interviews, depositions and trial testimony. Orchard will reimburse you for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

17. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: you may disclose this Agreement to your immediate family, attorneys, accountants, tax preparers and financial advisors, all of whom shall agree to keep such information confidential, and you may also disclose this Agreement as may be required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, other than the Senior VP, Human Resources and Senior VP, General Counsel of the Company.

18. Irreparable Harm. You acknowledge that irreparable harm would result from any breach by you of the provisions of this Agreement, and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if you breach or threaten to breach this Agreement, you consent to injunctive relief in favor of Orchard without the necessity of Orchard posting a bond. Moreover, any award of injunctive relief shall not preclude Orchard from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments and benefits already received by you.

19. Arbitration. Both you and the Company agree that any and all disputes, claims, and causes of action arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved by final, binding and confidential arbitration before JAMS, according to the Federal Rules of Civil Procedure. The Company agrees to pay the arbitrator’s expenses. Both you and the Company agree that the arbitrator shall award the prevailing party its reasonable attorneys’ fees and costs incurred in connection with the arbitration. Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

20. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Orchard or you in any instance shall not be deemed a waiver of such provision in the future.

21. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It supersedes any and all agreements entered into by and between you and the Company, including, but not limited to, that certain Executive Severance Agreement dated as of July 16, 2010 by and between you and the Company, and any and all addendums or amendments thereto. It is entered into voluntarily, without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may be amended only by a writing signed by the Senior Vice President, Human Resources of Orchard. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other Orchard document, then the provisions of this Agreement will control, except as otherwise specified herein or precluded by law.

22. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

23. Successors and Assigns. This Agreement will bind the descendants, ancestors, dependents, heirs, executors, administrators, personal representatives, assigns, and successors of both you and the Company, and inure to the benefit of the Company, and its officers, directors, employees, agents, successors and assigns.

24. Non-Admission of Liability. This Agreement shall not in any way be construed as an admission of liability by either the Company or you or that either the Company or you have acted wrongfully with respect to the other, and the Company and you specifically disclaim any liability to or wrongful acts against one another.

25. No Future Employment. You promise not to seek employment or any other business relationship at any time in the future with the Company and you forsake any right to be employed or to have any other business relationship in the future with the Company.

26. Voluntary Execution; Consultation with Attorney. You have executed this Agreement voluntarily and you fully understand it. You have been encouraged by the Company to review this Agreement with an outside lawyer, if you so desire, prior to signing it.

27. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

28. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	At the most recent address on file at Orchard

If to Orchard:	Orchard Supply Hardware Stores Corporation
6450 Via Del Oro
San Jose, California 95119

Attention to both:	Senior Vice President, Human Resources
Senior Vice President, General Counsel

29. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

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THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT, AND HAD THE OPPORTUNITY TO HAVE ITS CONTENTS FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY.

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

The parties having read the Agreement and accept and agree to the provisions it contains and hereby execute it with full understanding of its consequences.

Orchard Supply Hardware Stores Corporation

By: /s/ Michael Fox

Print Name: Michael Fox

Title: Senior Vice President, General Counsel & Secretary

Date: 12-21-12

/s/ Stephen W. Olsen
Your Signature

Stephen W. Olsen
Your Full Name (print)

Date: 12-21-12

Exhibit A

Form of Release

February 2, 20131

Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

Gentlemen:

In consideration of the severance benefits and other consideration under that certain Separation Agreement and Release dated December 21, 2012 (the “Separation Agreement”), on behalf of myself, my descendants, ancestors, dependents, heirs, executors, administrators, personal representatives, assigns, and successors, past and present, and each of them, I hereby fully release, acquit and forever discharge the Orchard Supply Hardware Stores Corporation (the “Company”) and its officers, directors, employees, stockholders, representatives, agents, attorneys, insurers, successors, assigns and affiliates, past and present, and each of them, in their individual and business capacities (collectively the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time from the period commencing as of the date of the Separation Agreement through and including the date of this letter, including but not limited to: all such claims and demands arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to fringe benefits, stock, stock options or any other ownership interest in the Company, severance pay; and claims for damages, attorneys’ fees, costs or other relief pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, alleged violations of the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the California Fair Employment and Housing Act, as amended; tort law, contract law, and the law of wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing.

I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

[1]	February 2, 2013 or such earlier Separation Date as may be requested.

I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims that I may have against the Company.

a. I expressly waive your right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by me or on my behalf, related in any way to the matters released herein.

b. The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as my right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of your release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

c. I represent that, as of the date of this release, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency regarding the matters released in this release.

d. I represent and warrant to the Company that there are no other individuals or entities to whom or to which I have assigned any of the Released Claims and you are the sole and lawful owner of all right, title and interest in and to the Released Claims.

I acknowledge and agree that (a) I have read and understand the terms of this Amendment; (b) I have been advised to consult with an attorney; (c) I have obtained and considered such legal counsel as I deem necessary; (d) I have been given twenty-one (21) days prior to the Separation Date to consider whether or not to sign this release; (e) this release is to be signed on or within 5 business days after the Separation Date and (f) by signing this release, I acknowledge that I do so freely, knowingly, and voluntarily. I acknowledge that I have been advise that (a) this release shall not become effective or enforceable until the eighth day after I sign this release (and such signing shall not occur prior to the Separation Date) (in other words, I must sign this release on or within 5 business days after the Separation Date, and I then have the option to revoke my acceptance of this release within seven (7) days after I sign it); my revocation must be in writing and received by the Senior Vice President, Human Resources on or before the seventh day after it is signed to be effective; and (c) if I do not revoke my acceptance on or before that date, my acceptance of this release shall become binding and enforceable on the eighth day and the Severance pay and benefits described in paragraph 2-4 of the Severance Agreement and General Release to which this is a part shall then become due and payable.

Sincerely,

Stephen W. Olsen